Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276376 on Form S-8 and Registration Statement Nos. 333-284074, 333-283948 and 333-280973 on Form S-3 of our report dated April 1, 2024 (April 30, 2025, as to the effects of the Company’s adoption of ASU 2023-07, Segment Reporting, as described in Notes 2 and 22), relating to the financial statements of Complete Solaria, Inc. appearing in this Annual Report on Form 10-K for the year ended December 29, 2024.

/s/ Deloitte & Touche LLP

San Francisco, California
April 30, 2025